LaSALLE/KROSS PARTNERS, L.P.
                         350 East Michigan, Suite 500
                           Kalamazoo, Michigan 49007

                               December 9, 1996

VIA COURIER AND U.S. MAIL

Mr. Leonard A.  Metheny
Vice President and Secretary
Standard Financial, Inc.
4192 South Archer Avenue
Chicago, Illinois 60632-1890

         Re: Notice of Intent to Propose Business

Dear Mr. Metheny:

         This letter constitutes a notice of intent by LaSalle/Kross Partners, L.P. (the "Partnership"), to propose certain actions for consideration and vote by the stockholders of Standard Financial, Inc. (the "Corporation") at the 1997 Annual Meeting of Stockholders of the Corporation. This notice is being provided to you, as Secretary of the Corporation, pursuant to Article I, Section 7(b), of the Corporation's
Bylaws.    The Partnership presently owns of record 10,000 shares of Common
Stock, par value $0.001 per share (the "Common Stock") of the Corporation. In addition, the Partnership beneficially owns 855,000 additional shares of Common Stock which are held in a brokerage account at Bear, Stearns & Co.

         The Partnership hereby notifies the Corporation pursuant to Article I, Section 7(b) of the Corporation's Bylaws that the Partnership intends to propose that stockholders of the Corporation consider and vote upon the matter described below at the 1997 Annual Meeting of Stockholders of the Corporation. As required by Article I, Section 7(b), the Partnership provides the following information:

(i) Brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual
Meeting:

         (a) That the stockholders of Standard Financial, Inc. approve a resolution requesting the Corporation's Board of Directors to reimburse in full LaSalle/Kross Partners, L.P., for its out-of-pocket expenses incurred in soliciting proxies for use at the 1997 Annual Meeting of Stockholders of the Corporation to vote on the election of the Partnership's nominees as Directors of the Corporation, provided that at least one of the nominees of the Partnership is elected to serve as a Director of the Corporation at such Annual Meeting, and provided further that the amount of such reimbursement shall not exceed 50% of the costs incurred by the Corporation in connection with its opposing the election of the Partnership's nominees.

         (b) The Partnership desires to bring this matter before the stockholders at the 1997 Annual Meeting in order to provide support for its intended request for reimbursement of its proxy solicitation expenses if the Partnership is successful in electing one or more nominees as Directors of the Corporation. If this business is presented to and approved by the stockholders of the Corporation, the Partnership believes that the Board of Directors of the Corporation will have no valid reason to refuse to reimburse the Partnership for such expenses.

(ii)     Name and record address of the Partnership:

                         LaSalle/Kross Partners, Limited Partnership
                         350 East Michigan, Suite 500
                         Kalamazoo, Michigan 49007

(iii)    Class and number of shares owned beneficially:

         As indicated in a Schedule 13D, dated October 15, 1996, and filed with the Securities and Exchange Commission, the Partnership is the beneficial owner of 865,000 shares of Common Stock, par value $0.01 per share, of the Corporation.

(iv)     Arrangements or Understandings:

         The Partnership has no arrangements or understandings with any other person or persons in connection with the proposal of such business at the 1997 Annual Meeting, and the only material interest that the Partnership has in such proposed business is its interest in being reimbursed for expenses that it incurs in its efforts to elect new Directors to represent the interests of all stockholders of the Corporation.

(v)      Representation:

         A duly authorized representative of the Partnership intends to appear in person at the 1997 Annual Meeting of Stockholders of the Corporation to bring the business described in this notice before the stockholders for action.

                         Very truly yours,
                         LaSALLE/KROSS PARTNERS, L.P.

                         By: LaSALLE CAPITAL MANAGEMENT, INC.

                             By: /S/ RICHARD J. NELSON
                                 Richard J.  Nelson, President